THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SMALL WORLD KIDS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

FOR VALUE RECEIVED, Small World Kids, Inc. a Nevada corporation ("Parent"), and Small World Toys, a California corporation ("Subsidiary") (Parent and Subsidiary, each a "Borrower" and collectively the "Borrowers"), with principal offices located at 5711 Buckingham Parkway, Culver City, California 90230, hereby jointly and severally promise to pay to HONG KONG LEAGUE CENTRAL CREDIT UNION, in care of SBI ADVISORS, LLC, 610 Newport Center Drive, Suite 1205, Newport Beach, California 92660 (the "Holder") or order, without demand, the sum of THREE HUNDRED TWO THOUSAND FIVE HUNDRED DOLLARS ($302,500.00) (the "Face Amount") with interest on the Face Amount at the rate of 10% per annum. The Face Amount of the Note shall be due and payable on the Maturity Date (as hereinafter defined). Capitalized terms used herein but not otherwise defined shall have the meaning assigned to those terms in

This Note is one of a series of Notes being issued concurrently by Borrowers pursuant to the terms of that certain Note Purchase Agreement dated as of September 29, 2006, between the Borrowers, the Holder and others (the "Agreement"). Capitalized terms used herein but not otherwise defined shall have the meaning assigned to those terms in the Agreement.

The following terms shall apply to this Note:

ARTICLE I
PAYMENT

1.1 Payment. Interest hereunder shall accrue and is payable monthly in arrears on the last day of each month until the Maturity Date. During the occurrence and continuation of an Event of Default the interest rate shall be increased by two percent (2%) per annum commencing on the date when the Event of Default was declared by Holder, and the applicable payments shall be increased accordingly.

1.2 Maturity Date. On the Maturity Date, the entire Face Amount and any accrued and unpaid interest shall be paid to the Holder without offset or deduction of any kind. The Maturity Date shall be March 31, 2008.

1.3 Prepayment. The Note may be prepaid in whole or in part. If paid in part, such prepayment shall be applied first against the accrued but unpaid interest with the balance applied to the unpaid Face Amount.

1.4 Priority. The Note shall be subordinated to Laurus Master Funds, Ltd. pursuant to that certain Subordination Agreement of even date herewith and to St. Cloud Capital Partners L.P. pursuant to those certain Subordination Agreements of even date herewith.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert this Note into shares of the Parent’s Common Stock as set forth below.

2.1 Conversion into the Borrower’s Common Stock.

(a) The Holder shall have the right from and after the issuance of this Note and then at any time until this Note is fully paid, to convert the Face Amount of this Note by Parent Notice of Conversion substantially in the form of Exhibit A (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock of the Parent as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Parent into which such stock shall hereafter be changed or reclassified (the "Common Stock") at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to Parent of a Notice of Conversion, Borrowers shall issue and deliver to the Holder within three business days from the Conversion Date that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing together with all accrued and unpaid interest. The number of shares of Common Stock to be issued upon such conversion of this Note shall be determined by dividing that portion of the Face Amount of the Note to be converted, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be $1.10.

(c) The Conversion Price described in Section 2.1(b) above and the number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a) shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i) If Parent at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid Face Amount thereof, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

(ii) If Parent at any time shall, by reclassification or otherwise, changes the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Face Amount thereof, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii) If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(iv) Parent will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Parent represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrowers agree that their issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrowers to the Holder for the principal balance of this Note which shall not have been converted or paid.

ARTICLE III
EVENTS OF DEFAULT

3.1 Events of Default. The occurrence of any of the following events ("Event of Default") shall, at the option of the Holder hereof, make the then unpaid Face Amount hereon, and all other amounts payable hereunder, immediately due and payable:

(a) Failure to Pay Principal and/or Interest. The Borrowers fail to pay any installment of principal or interest hereon when due and such failure continues for a period of three days after the due date.

(b) Event of Default. The occurrence of any "Event of Default" under the Agreement or any Ancillary Agreement.

(c) Receiver or Trustee. Either Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(d) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by for against either Borrower and, if instituted, are not dismissed within sixty days of initiation.

(e) Cross-Default. Any Event of Default, or other similar event which constitutes a breach or default or requires any waiver consent or approval, under any credit facility or loan provided to the Borrowers by Laurus, St. Cloud or Goldwasser.

(f) Termination of Interim Manager. If the consulting agreement with Kershaw Mackie & Co. ("KM & Co.") dated September 16, 2006, is terminated without cause prior to March 31, 2007.

3.2 Enforcement. Upon the occurrence of any Event of Default, the Holder may thereupon proceed to protect and enforce its rights either by suit in equity and/or by action at law or by other appropriate proceedings whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, and proceed to enforce the payment of this Note held by it, and to enforce any other legal or equitable right of the Holder.

ARTICLE IV
MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by fax transmission (with copy sent by certified or registered mail or by overnight courier). For the purposes hereof, the address and fax number of the Borrowers is 5711 Bunkingham Parkway, Culver City, California 90230, facsimile (310) 258-1194. The Borrowers may change their address and fax number as provided in the Agreement.

4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrowers and their successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

4.5 Cost of Collection. If default is made in the payment of this Note, Borrowers shall pay the Holder hereof all reasonable costs of collection, including reasonable attorneys’ fees and costs.

4.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrowers to the Holder and thus refunded to the Borrowers.

4.7 Governing Law and Venue. This Note shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Note, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Note may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be signed in its name on this 6thth day of October 2006.

SMALL WORLD KIDS, INC.

By:
Name: Debra Fine
Title: Chief Executive officer

SMALL WORLD TOYS

By:
Name: Debra Fine
Title: Chief Executive officer